Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Second Quarter Earnings

LOS ANGELES, CA August 10, 2005 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the second quarter ended July 2, 2005.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

SECOND QUARTER EARNINGS RELEASE

(UNAUDITED)

		Thirteen Weeks Ended		Twenty-Six Weeks Ended
(In Thousands, Except Share and Per Share Data)		July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004

Sales	(a)	$116,354	$119,863	$232,330	$267,257

Operating Income	(b)	7,283	7,633	16,281	21,757
Interest, dividend and other income (expense), net	(c)	351	2,100	606	2,414

Income before income taxes		7,634	9,733	16,887	24,171
Income tax provision		3,111	3,966	6,881	9,849

Net income		$4,523	$5,767	$10,006	$14,322

Net income per common share (d):
Basic – Class A Common Stock		$1.34	$1.78	$2.96	$4.41
Basic – Class B Common Stock		0.00	1.60	0.00	3.97
Diluted		1.34	1.70	2.96	4.23

Weighted average common shares outstanding (d):
Basic – Class A Common Stock		3,382,632	2,019,340	3,382,942	2,018,504
Basic – Class B Common Stock		0	1,363,511	0	1,363,547
Diluted		3,382,632	3,382,851	3,382,942	3,382,051

(a)                                  Sales decreased 2.9% and 13.1% during the thirteen and twenty-six weeks ended July 2, 2005, respectively, compared to the same periods of 2004.  During the fourth quarter of 2003 and the first quarter of 2004, sales increased significantly due to a labor dispute between the United Food and Commercial Workers and the three major grocery retailers.  By the third quarter of 2004, most customers had returned to their previous shopping patterns.  2005 sales are greater than comparable pre-strike periods as the Company has been successful in retaining some of the new shoppers that came to Gelson’s during the labor dispute.  In addition, the second quarter of 2004 included Easter sales, which occurred in the first quarter of 2005.  Sales were also slightly lower in 2005 due to the cumulative effect of major construction occurring near the Company’s Century City store.

(b)                                 During the second quarter and first half of 2005, operating income decreased 4.6% and 25.2%, respectively, compared to the same periods of the prior year.  The Company achieved significant economies of scale on incremental sales during the labor dispute.  Operating income was also impacted by the effect of stock appreciation rights (SARs).  During the first half of 2005, the Company reversed $751,000 of SARs compensation expense recognized in previous periods due to a reduction in the Company’s Class A Common Stock price.  In comparison, the Company recognized SARs compensation expense of $798,000 in the first half of 2004.  In the second quarter of 2005, SARs compensation expense was $841,000 compared to $693,000 for the same period of the prior year.

(c)                                  Other income (expense) includes net gains realized on the sale of investments of $8,000 and $1,571,000 in the first half of 2005 and 2004, respectively.

(d)                                 As of November 10, 2004, all Class B Common Stock was converted to Class A Common Stock.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950